Exhibit 10.3
Restricted Stock Award Notice and Agreement
(Director)

Bob Evans Farms, Inc.	Optionee:	Award Number:
ID: 31-4421866 3776 South High Street Columbus, OH 43207		Plan:	First Amended and Restated 1998 Stock Option and Incentive Plan
ID:
Effective «DATE_OF_GRANT», you have been granted a Restricted Stock Award consisting of «M___shares» shares of common stock, par value $0.01 per share, of Bob Evans Farms, Inc. (the “Company”). You will not receive the common stock subject to this Restricted Stock Award unless and until the applicable vesting conditions are satisfied. These vesting conditions and the other terms of this Restricted Stock Award are explained on the reverse side of this document.

BOB EVANS FARMS, INC.
By:
[Name] [Title] Date:
This Restricted Stock Award Notice and Agreement is not a stock certificate or a negotiable instrument. The stock subject to this Restricted Stock Award Notice and Agreement cannot be transferred, pledged, assigned or otherwise encumbered until all applicable vesting conditions are satisfied.
By your receipt of this Restricted Stock Award Notice and Agreement, you and the Company agree that this Restricted Stock Award is granted under and governed by the terms and conditions of the Bob Evans Farms, Inc. First Amended and Restated 1998 Stock Option and Incentive Plan, including the terms and conditions set forth on the reverse side of this Restricted Stock Award Notice and Agreement.
Section 409A of the Internal Revenue Code (“Section 409A”) imposes substantial penalties on persons who receive some forms of deferred compensation. Your Restricted Stock Award has been designed to avoid these penalties. However, because the Internal Revenue Service has not yet issued rules fully defining the effect of Section 409A, it may be necessary to revise your Restricted Stock Award Notice and Agreement if you are to avoid these penalties. By accepting this Restricted Stock Award, you agree to accept those revisions, without any further consideration, even if those revisions change the terms of your Restricted Stock Award and reduce its value or potential value.

Bob Evans Farms, Inc.
First Amended and Restated
1998 Stock Option and Incentive Plan
Restricted Stock Award Notice and Agreement
Bob Evans Farms, Inc. (the “Company”) is pleased to inform you that you have been granted a “Restricted Stock Award.” Your Award has been awarded under the Bob Evans Farms, Inc. First Amended and Restated 1998 Stock Option and Incentive Plan (the “Plan”), which, together with this Restricted Stock Award Notice and Agreement (“Agreement”), sets forth the terms and conditions of this Award and is incorporated by reference into this Agreement. Copies of the Plan and the prospectus are also available at our Compensation Department. The Plan and the prospectus contain important information and we urge you to review them carefully.

Award Information:
Grantee:
Grant Date:
Number of Shares of Restricted Stock Awarded:
What is a Restricted Stock Award?
A Restricted Stock Award is a grant of shares of common stock, par value $0.01, of the Company (“Shares”), but your right to receive the Shares is subject to transfer and other restrictions that will lapse or “vest” upon the occurrence of certain events. We call the Shares subject to this Restricted Stock Award “Restricted Stock.” Until the vesting requirements are satisfied, your Restricted Stock will be credited to an account maintained for you by the Company. You will not receive certificates for the Restricted Stock unless and until the vesting requirements are satisfied.
Vesting:
Your Restricted Stock will vest on [___].
As soon as administratively feasible after the vesting date, you will be issued Shares equal in number to the number of Shares of Restricted Stock then vesting.
Effect of a Change in Control of the Company: This Award will vest immediately if, within 36 months after a change in control of the Company, the Plan is terminated and not replaced simultaneously with a similar program providing comparable benefits. A “change in control” is defined in the Plan.
Restrictions on Transfer of Restricted Stock: You may not pledge, transfer, assign, mortgage, sell or otherwise dispose or encumber any of the Shares subject to this Restricted Stock Award until they are vested. Additionally, no interest in your Restricted Stock Award may be subject to seizure for the payment of debts, judgments, alimony, or be reached or transferred in the event you become bankrupt or insolvent until the Shares vest. Once the vesting requirements are satisfied, the Company does not impose any restrictions on the resale of the Shares issued to you. However, certain restrictions may be imposed by the federal securities laws on the resale of the Shares you acquire under the Plan. See “Section 16 Officers and Affiliates” below.
Rights as a Stockholder: During the period in which your Restricted Stock has not vested, you will have all of the rights of a stockholder of the Company with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive cash dividends paid on the Restricted Stock (any dividends paid in Shares will be held in the escrow account and distributed when the Shares upon which they were paid are distributed). However, you will not be entitled to receive dividends or vote on matters with record dates prior to the Grant Date.
Tax Consequences: This brief discussion of the federal tax rules that affect your Restricted Stock Award is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the date of this Restricted Stock Award.
You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Restricted Stock Award.
You will not be required to pay ordinary income taxes on the value of this Restricted Stock Award when issued. However, you will be required to pay federal, state and local income, wage and employment taxes when the vesting requirements are met. The amount taxed is the full Fair Market Value (as defined in the Plan) of the Restricted Stock on the date the vesting requirements are satisfied. When you sell the Shares you acquire through this Restricted Stock Award, the difference between their Fair Market Value when sold and the Fair Market Value on the vesting date will be taxed as a long term capital gain (or loss), if you sell the Shares more than one year after the vesting date, or as a short term capital gain (or loss), if you sell the Shares one year or less after the vesting date.
Plan Controls: The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the terms of the Plan. In the event of any actual or alleged conflict between the terms of the Plan and terms of this Agreement, the terms of the Plan shall be controlling and determinative.
Section 16 Officers and Affiliates: Directors of the Company are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended. You are responsible for ensuring that all the requirements of Section 16 are met, including filing notices of your receipt of this Restricted Stock Award with the Securities and Exchange Commission on a Form 4. Additionally, certain restrictions are imposed by the federal securities laws on your ability to sell or transfer Shares acquired under the Plan, including Rule 144 under the Securities Act of 1933, as amended.
IRS CIRCULAR 230 DISCLOSURE: In order to ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of (i) avoiding penalties that may be imposed under the U.S. Internal Revenue Code or (ii) promoting, marketing, or recommending to another person, any transaction or other matter addressed herein.